Exhibit 99.5
Pinnacle West Capital Corporation
Major Factors Affecting Consolidated Earnings Outlook
for Year Ending December 31, 2010
Compared with Year Ending December 31, 2009
(Earnings Per Diluted Share Outstanding)

Estimated 2009 earnings — a reasonable range around (excluding potential real estate results)	$2.30

Projected increases (decreases) in 2010:

Retail revenue increase from general rate case settlement in excess of interim revenues	1.10

Other regulated electricity segment gross margin (revenues net of fuel and purchased power costs excluding Renewable Energy Surcharge), including: transmission revenue increases, higher fuel and purchased power costs (net of deferrals) and minimal weather-normalized retail sales growth
0.15 - 0.25

Increased operations and maintenance expense (excluding Renewable Energy Standard costs) primarily due to inflation partially offset by cost efficiency efforts, including cost reductions reported to ACC
(0.05) - (0.15)

Costs related to utility capital expenditures (such as depreciation, property taxes and interest expense, net of capitalized financing costs)	(0.30) - (0.35)

Miscellaneous other items — net	(0.10) - (0.15)

Estimated 2010 earnings — a reasonable range around (excluding potential real estate results)	$3.00